Adopted: January 22, 2024
Adapted: April 9, 2024
Corpay, Inc. Insider Trading
Compliance Policy
This Policy concerns the handling of material, non-public information relating to Corpay, Inc. (“Corpay”, the “Company”, or “we”) or other companies with which we deal and with the buying and selling of stock and other securities of Corpay and such other companies.
I. Employee Groups; Summary of Restrictions
For purposes of this Policy, each Corpay employee, officer and director will be categorized into one of three groups. Different restrictions contained in this Policy apply to each group. The General Counsel will work with the Company’s management team to determine the appropriate group for each employee, and the General Counsel will notify each employee, officer, and director of the group into which he or she is placed initially and if at any time he or she is placed into a different group.
You should read this entire Policy. However, for your convenience, the following is a summary of the restrictions that apply to each group under this Policy:
Group One -- The vast majority of our employees are in Group One. Members of Group One are required to comply with the restrictions on (1) trading in securities while in possession of material, nonpublic information (“insider trading”), as described in Section II, and (2) disclosing material nonpublic information to others (“tipping”), as described in Section III.
Group Two -- Certain of our officers and other employees with regular access to material, non-public information are in Group Two. In addition to the general prohibitions against insider trading and tipping, members of Group Two may only purchase or sell Corpay securities during the trading windows described in Section IV and are required to pre-clear most transactions with the General Counsel, as described in Section V.
Group Three -- Members of our board of directors and certain senior officers are in Group Three, whose members are subject to the same restrictions as apply to Group Two. In addition, members of Group Three will be notified separately of certain other trading restrictions and reporting requirements imposed on them by the federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”).
In addition, regardless of group affiliation, any employee, officer or director of Corpay may be temporarily prohibited from buying or selling Corpay securities during special blackout periods. These special blackout periods are described in Section IV.

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

II. Insider Trading Prohibited

General rule. Neither Corpay, nor any Corpay employee, officer or director may purchase or sell Corpay securities while he, she or it is in possession of material, nonpublic information relating to Corpay, whether on behalf of themselves or on behalf of the Company. This restriction does not apply to certain “Permitted Transfers,” which are discussed in Section VI of this Policy.
Employees, Officers and Directors. This Policy applies to all employees, officers and directors of Corpay and its subsidiaries. Each provision of this Policy that applies to an employee, officer and director also applies to:
• family members or other persons with whom they share a household;
• family members or other persons who principally rely on the employee, officer or director for their financial support, regardless of where those persons reside; and
• any entity (a) over which they have control or influence with respect to a transaction in securities (e.g., a trustee of a trust or an executor of an estate) or (b) in which they have a material financial interest; provided, however, that clause (b) shall not include a professional institutional investment entity in which any such person has such a material financial interest.
Likewise, when we refer to “you” in this Policy, we also mean each of the people and entities listed above with respect to you. Because the people and entities listed above are covered by this Policy, you will be responsible for their transactions in Corpay securities and, in order to maintain your compliance with this policy, you should ensure that they do not purchase or sell Corpay securities without your clearance.
Other Persons. It may be appropriate, in some circumstances, for persons who are not employed by Corpay (in addition to those listed above) to be subject to the same restrictions as company employees and other “insiders.” If you are aware of a situation in which a consultant, advisor or other person not employed by Corpay will have access to material, nonpublic information about the company, you should bring this situation to the attention of the General Counsel, who will make appropriate arrangements to protect the Company.
The Company. This policy also applies to Corpay and its subsidiaries. Except as otherwise noted, any employee, officer or directors of Corpay and its subsidiaries that is buying and selling stock or other securities of Corpay, on behalf of Corpay, must comply with the provisions of this policy as if Corpay was a Group Three member. In addition, such individual must pre-clear all transactions with the General Counsel to ensure no material nonpublic information or prohibition exists.

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

Material, Nonpublic Information.
Material. Information is considered “material” if:
• a reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security;
• a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the company that issued the security; or
• the information could reasonably be expected to have an effect on the price of the security.

Nonpublic. Information is nonpublic until it has been “publicly disclosed,” meaning that it:
• is published in such a way as to provide broad, non-exclusionary distribution of the information to the public; and
• has been in the public domain for a sufficient period of time to be absorbed by the market and reflected in the price of the related securities.

Examples of public disclosure include the issuance of a press release or the filing of an appropriate report with the SEC. Information is generally considered to be “nonpublic” until the expiration of a period of two full trading days after the information is released to the general public. However, this period varies depending on the type of information released, the market’s expectations relating to the subject matter of the release, and the market’s reaction after the information is released.
Examples of material, nonpublic information might include information about:
• the Company’s financial or operating results, whether for completed periods or relating to expectations for future periods;
• the gain or loss of a substantial customer or any significant change in the business relationship with such a business partner;
• the Company entering into or the termination of any significant contract;
• a material impairment or change in the value of the Company’s assets;
• the filing of litigation or claims against the Company, developments in pending litigation, or other contingent liabilities affecting the Company;
• negotiation of a joint venture, merger or acquisition;
• news of a significant sale of assets;
• changes in top management;

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

• significant labor negotiations or disputes;
• significant accounting developments;
• significant cybersecurity incidents;
• changes in dividend policies;
• the declaration of a stock split; and
• the Company’s plans relating to its capital structure or outstanding securities, including issuances or repurchases of common stock or debt securities (including the establishment, amendment, or termination of a Company repurchase program for common stock or debt securities), and information about possible changes in the Company’s credit ratings.
Information may be material whether it is favorable or unfavorable to the Company. The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances. Where there is any possibility that an item may be considered “material,” you should treat it as such and you should confer with the General Counsel if you would like to review any specific situation.
Other Companies. This Policy also prohibits trading in securities of any other company about which you learn material, nonpublic information in the course of performing your duties for Corpay. For example, you may be involved in a transaction in which Corpay expects to enter into (or terminate) a substantial business relationship with another company, or acquire another company, buy a substantial amount of its stock or enter into a joint venture with the company. Even though the size of the transaction may be immaterial to Corpay, it may be material to the other company. This Policy prohibits you from trading in the securities of that company while aware of this nonpublic information or from tipping others regarding the information. In addition, please remember that the Corpay Code of Business Conduct and Ethics prohibits you from engaging in outside interests that represent a conflict of interest with your obligations to Corpay.
Securities; All Transactions. This Policy prohibits certain transactions in the “securities” of Corpay. Although it is usually the case that the information you gain will be material with respect to Corpay common stock, any securities that Corpay issues, such as debt securities or preferred stock, are also subject to this Policy. This Policy also applies to stock options and other derivatives related to Corpay securities, as discussed below. Purchases and sales of Corpay securities are subject to the insider trading laws and the provisions of this Policy, whether they are executed in the public markets or in private transactions, and whether you execute the transaction directly or indirectly through another person or entity.
Investments. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of our securities. If you do purchase Corpay securities, we strongly encourage you to do so with the expectation of owning those securities for an extended period of time -- at a minimum, for six months. We recognize, of course, that your personal circumstances may change due to

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

unforeseen events, in which case you may be forced to more quickly liquidate Corpay securities that you originally purchased with the intent of holding as a long-term investment.
Short Sales. A “short sale” is a transaction involving securities which the seller does not own at the time of sale or, if the securities are owned by the seller, where they will be delivered on a delayed basis (meaning that the securities are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale). Selling securities “short” is consistent with an expectation that the price of the securities will decline in the near future and is often speculative in nature. Short selling may arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a major company announcement or event. Accordingly, our employees, officers, and directors are prohibited from engaging in “short sales” of Corpay securities.
Options and Derivative Securities. Derivative securities are securities contracts or arrangements whose value varies in relation to the price of Corpay securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short-term changes in the price of Corpay shares), and the purchase or sale of such derivatives by Corpay employees could motivate them to take actions that are in conflict with the long-term interests of other stockholders and could also cause the appearance of misuse of inside information. Accordingly, our employees, officers and directors are prohibited from purchasing or selling derivative securities, or entering into derivatives contracts relating to Corpay stock. The prohibition on transactions in derivatives does not apply to stock options and other interests issued under Corpay employee benefit plans. If you have any question as to whether a particular type of arrangement or derivative transaction is permitted under this Policy, you should contact the General Counsel.
Pledged Stock; Margin Loans – General Rule. Sales of Corpay shares that you have pledged as security for a loan or which are held in a margin account have no special exemption from insider trading laws or this Policy. Accordingly, even though entering into such arrangements would not be considered a sale, and would not be subject to restrictions under this Policy, you should be extremely careful when pledging your shares, utilizing a margin loan in a brokerage account or otherwise using your Corpay securities as collateral for a loan.
Under pledge or margin arrangements, a lender or broker is entitled to sell shares which you have deposited as collateral for loans, if the value of your securities falls below a specified level or in certain other circumstances. Even though you did not initiate the sale or control its timing, because it is still a sale for your benefit, you may be subject to liability under insider trading laws if the sale is made at a time when the “window” is closed (as described below) or you are in possession of material, nonpublic information. Accordingly, such a sale must be made in compliance with the restrictions under this Policy that apply to you, such as trading windows and pre-clearance requirements. As a result, if you pledge your Corpay securities or use Corpay securities to secure a margin loan, you may be forced to take actions (for instance, depositing

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

additional money or selling other securities) in order to avoid your lender or broker selling your Corpay securities at a time that would result in a violation of insider trading laws or this Policy. Similar cautions apply to any other arrangements under which you have used Corpay securities as collateral.
Pledged Stock; Margin Loans - Prohibited for Group Three. Pledges of Corpay securities or other uses of Corpay securities as collateral (whether related to margin loans in brokerage accounts, as collateral for a bank or other loan, or otherwise) are prohibited for members of Group Three.
Safest Time for Transactions. All employees, whether or not subject to the trading windows or pre-clearance procedures described in this Policy, are reminded that the safest time for transactions in Corpay securities will generally be a few days after the release by the Company of financial information relating to a completed quarter. The appearance of improper trading may increase as the Company approaches the end of the next fiscal quarter.
III. Unauthorized Disclosure of Material, Nonpublic Information Prohibited

General Rule. No employee, officer or director may disclose material, nonpublic information about Corpay or any company with which Corpay deals to anyone outside of Corpay, unless authorized to do so.
Tipping. Under the federal securities laws, you can be held responsible not only for your own insider trading, but also for securities transactions by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you, if you are the ultimate source of their information.
Discussing or Recommending Corpay Securities. We recognize that employee enthusiasm for Corpay and its business prospects is a vital element of our success. You should, however, use extreme caution when discussing Corpay or our securities with anyone outside of Corpay. In the course of discussing Corpay or our securities, accidental disclosure of material, nonpublic information can occur and can be viewed as “tipping.” Likewise, recommendations of our securities can also result in embarrassing situations for you or the Company if you make a recommendation at a time when there is a pending announcement of material, nonpublic information by the Company, even if you are unaware of that information.
Internet Postings and Discussions. No employee, officer or director may disclose information about Corpay or its securities on the Internet or in discussions or “chats”, regardless of whether such information is material or already public. More specifically, you may not post any information about Corpay or its securities on any website or in any form of “chat”, including discussion forums, blogs and social media (such as Facebook and Twitter). Postings of information about public companies and their securities in these media are typically made by unsophisticated investors who are sometimes poorly informed, and such postings are often

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

carelessly stated or, in some cases, malicious or manipulative and intended to benefit their own stock positions. In addition, disclosures of material, nonpublic information through this type of media may amount to a “tip” or leak of such information, in violation of this Policy and applicable law. Accordingly, no employee, officer or director of Corpay may discuss the Company or Company-related information in these media, regardless of the situation.
Authorization to Disclose Material, Nonpublic Information. We authorize only certain employees, officers and directors to make public disclosures of material, nonpublic information or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the Chief Executive Officer, the President, the Chief Financial Officer or the General Counsel, you should not discuss material, nonpublic information with anyone not in the Company. Even in discussions with other Corpay employees, you should consider the consequences of disclosing material, nonpublic information to them. For example, by doing so, you would preclude those persons from trading in Corpay’s securities until the information is publicly disclosed. Accordingly, you should restrict the communication of material, nonpublic information to those employees, officers, and directors having a need to know in order to serve Corpay’s interests.
Regulation FD (Fair Disclosure). There are SEC rules and regulations banning selective disclosure of material information relating to public companies. Generally, these regulations provide that when a public company (such as Corpay) discloses material, nonpublic information, it must provide broad, non-exclusionary public access to the information (for example, through press releases, conference calls or webcasts). Violations of these regulations can result in SEC enforcement actions, resulting in injunctions and severe monetary penalties. Regulation FD applies largely to a limited group of senior officers and the investor relations personnel who regularly communicate with securities market professionals and shareholders. Remember that no other Corpay employees, officers or directors are authorized to communicate information regarding the Company with securities market professionals, shareholders or members of the media.
Non-Disclosure Agreements. Employees, officers and directors involved in transactions or other negotiations that require disclosure of material, nonpublic information with parties outside Corpay should generally have those to whom such information is being disclosed sign a non-disclosure agreement. The non-disclosure agreement will require that the recipient of information not disclose the information to others and require the recipient not to trade in Corpay securities while in possession of such information. You should confer with the General Counsel whenever a non-disclosure agreement may be needed.
IV. Trading Windows Standard Trading Windows.
Members of Groups Two and Three (consisting of our officers and directors) may only purchase or sell Corpay’s securities:
• during the designated trading windows described below, and
• when the individual is not otherwise in possession of material, nonpublic information.

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

Outside of the trading windows, members of Groups Two and Three may not purchase or sell Corpay securities, even if they are not personally aware of any material, nonpublic information. However, members of Groups Two and Three may engage in Permitted Transactions (described in Section VI below) outside of the trading windows.
We will communicate to each member of Groups Two and Three when each trading window will open and close. It is expected that the trading window generally will open two full trading days after our quarterly release of earnings and will close 15 days prior to the end of the following quarter. However, you should not expect that the window will open on any particular date or remain open for any minimum period of time. Significant corporate developments may require changes to the schedule, including closing the window at the Company’s option at any time.
Do not confuse the applicability of the trading windows with the broader prohibition on trading when you are in possession of material, nonpublic information described in Section II. Regardless of whether the trading window is open or closed, you may not trade in Corpay securities if you are in actual possession of material, nonpublic information about Corpay.
Special Blackouts. We reserve the right to impose a trading blackout from time to time on all or any group of our employees, officers or directors when, in the judgment of our General Counsel and other senior officers, a blackout is warranted. During a special blackout, you will not be permitted to purchase or sell Corpay securities and you may or may not be allowed to execute Permitted Transactions (as defined below). A special blackout may also prohibit you from trading in the securities of other companies. If the General Counsel imposes a blackout to which you are subject, we will notify you when the blackout begins and when it ends and the securities and transactions to which it applies.
Standing Orders; Limit Orders. Purchases or sales resulting from standing orders or limit orders may result in the execution of orders without your control over the transaction or your awareness of the timing of the transaction. Even though you placed the order at a time when you were permitted to enter into transactions, you must be certain that this type of order will not be executed when you are in possession of material, nonpublic information about the company or during a blackout period. Accordingly, any standing orders should be used only for a very brief period and with detailed instructions to the broker who will execute the transaction. (Standing orders under an approved Rule 10b5-1 Trading Plan, described below, will not be subject to these limitations.)

V. Pre-Clearance of Transactions
General. Before purchasing or selling Corpay securities, members of Groups Two and Three must obtain clearance of the transaction from the General Counsel. This clearance must be obtained before you place the order for, or otherwise initiate, any transaction in Corpay securities. Any pre-clearance that you obtain will be valid for a transaction executed within two business days, unless either the pre-clearance is granted for a shorter period or you learn of

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

material, nonpublic information during that time. Whether or not your request for preclearance is granted, you must not inform anyone else of the results of your request.
Notwithstanding anything to the contrary contained herein, no investment partnership or similar professional institutional investment entity purported to be covered by this Policy by virtue of a director’s influence or control over such entity shall be required to obtain clearance from the General Counsel before purchasing or selling Corpay securities, and no such entity shall be subject to the restrictions contained in the paragraphs titled “Short Sales”, “Options and Derivative Securities” or “Pledged Stock; Margin Loans” set out in Section II of this Policy.
Do not confuse pre-clearance of transactions with the broader prohibition on trading when you are in possession of material, nonpublic information described in Section II. Regardless of whether you have received pre-clearance for a transaction or whether a trading window is open or closed, you may not trade in Corpay securities if you are in actual possession of material, nonpublic information about Corpay.
Permitted Transactions. Members of Groups Two and Three are not required to receive pre-clearance prior to entering into any Permitted Transaction, except they are required to do so before exercising any stock options or making any gifts of Corpay securities.
VI. Permitted Transactions
The following are “Permitted Transactions”:
• acceptance or receipt of a stock option, shares of restricted stock or similar grants of securities under one of Corpay’s employee benefit plans (including elections to acquire stock options or securities in lieu of other compensation) or the cancellation or forfeiture of options, restricted shares or securities pursuant to Corpay’s plans;
• election to participate in, cease participation in or purchase securities under a Corpay employee stock purchase plan, if such a plan is in effect (see further discussion which follows);
• earning or vesting of stock options or shares of restricted stock and any related stock withholding;
• exercise of stock options issued under Corpay’s stock option plans in a cash exercise, a stock-for-stock exercise or a net share exercise, payment of the exercise price in shares of already-owned stock and any related stock withholding transactions, but not (1) the sale of any stock acquired in the option exercise, (2) a “cashless exercise” in which shares are sold in the market, or (3) the use of proceeds from the sale of any such shares to exercise additional options (see further discussion which follows);
• transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime (see further discussion which follows);
• making payroll contributions to a Corpay 401(k) plan, deferred compensation plan or any similar plan, but not (1) intraplan transfers involving any Corpay securities nor (2) a change in

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

“investment direction” under such plan to increase or decrease your percentage investment contribution allocated to Corpay securities (see further discussion which follows); ▪ execution of a transaction pursuant to a contract, instruction, or plan described in Securities Exchange Act Rule 10b5-1 (called a “Trading Plan”), as discussed below (see further discussion which follows); or
• any other transaction designated by the board of directors or any board committee or senior management, with reference to this Policy, as a Permitted Transaction.

Employee Benefit Plan Transactions. Included in the definition of Permitted Transactions are most of the ongoing transactions you might enter into under Corpay’s equity- based benefit plans. For example, although your ongoing participation in a plan may involve the regular purchase of Corpay’s common stock, either directly pursuant to an investment election or indirectly through an employer matching contribution, those purchases are Permitted Transactions. Please note, however, that the movement of balances in those plans into or out of Corpay securities or changes in your investment direction under those plans are not Permitted Transactions. This means that you may not make such transfers or elections while you are in possession of material, nonpublic information and that such transfers or elections must be made in compliance with any other restrictions under this Policy that apply to you (for instance, such transfers or elections could only be made during an open trading window and with pre-clearance if you are in Group Two or Three).
Transactions in employee stock options are also considered Permitted Transactions if there is no related sale on the market or to a person other than Corpay. Please note, however, that a sale of stock following or in connection with an option exercise is not a transaction with Corpay and is, therefore, not a Permitted Transaction. Thus, you may engage in a cash exercise of an option as long as you retain the stock you buy in the exercise. You can also engage in stock-for-stock exercises or elect stock withholding without violating the Policy. However, it would not be a Permitted Transaction for you to exercise a stock option, sell the resulting shares and then use the proceeds from that sale to pay for the exercise of additional stock options in a same day sale. Although exercises of Corpay stock options are Permitted Transactions, members of Groups Two and Three must pre-clear all stock option exercises.
Transactions in Which There is No Change in Beneficial Ownership. Certain transactions involve merely a change in the form in which you own securities. For example, you may transfer shares of stock to a trust if you are the only beneficiary of the trust during your lifetime. Likewise, changing the form of ownership to include a member of your household as a joint owner or as a sole owner is a Permitted Transaction since members of your household are considered the same as you for purposes of this Policy (and the shares will remain subject to the terms of this Policy).
Trading Plans. The SEC has enacted a rule (Rule 10b5-1 under the Securities Exchange Act) that provides an affirmative defense against violations of the insider trading laws if you enter into

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

a contract, provide instructions, or adopt a written plan for a transaction in securities when you are not in possession of material, nonpublic information, even if it turns out that you had such information when the transaction is actually completed. The contract, instructions, or plan must comply with the requirements of Rule 10b5-1 (some of which are summarized herein), including, among other things:
• specify the amount, price and date of the transaction,
• specify an objective method for determining the amount, price and date of the transaction, or
• place the discretion for determining amount, price, and date of the transaction in another person who is not, at the time of the transaction, in possession of material, nonpublic information.

In addition to the foregoing, the plan must include a cooling-off period before trading can commence, for members of Groups Two and Three, other than on behalf of the Company, ends on the later of 90 days after the adoption of the plan or two business days following the disclosure of the Company's financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for members of Group One, 30 days following the adoption or modification of a plan. You may not enter into overlapping plans (subject to certain exceptions) and may only enter into one single-trade plan during any 12-month period (subject to certain exceptions). Members of Groups Two and Three must include a representation in their plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. When entering into a Rule 10b5-1 Plan, you must act in good faith with respect to that plan.
You may not exercise discretion or influence over the amount, price, and date of the transaction after entering into the arrangement. In this Policy, we refer to these arrangements as “Trading Plans.” The rules regarding Trading Plans are extremely complex and must be complied with completely to be effective. You should consider consultation with your own legal advisor before proceeding with entering into any Trading Plan.
Any restrictions under this Policy that apply to you when purchasing or selling Corpay securities also apply to you when establishing a Trading Plan. Therefore, you may not establish a Trading Plan when you are in possession of material, nonpublic information about Corpay and, to the extent trading windows and special blackout periods apply to you, those restrictions must be complied with in connection with establishing a Trading Plan. The Company may from time to time adopt additional rules for the establishment and operation of Trading Plans, and you will need to comply with these rules in order to utilize a Trading Plan. In addition, members of Groups Two and Three are required to receive pre-clearance before entering into any Trading Plan. Once a Trading Plan for a member of Group Two or Three has been pre-cleared by the General Counsel, transactions executed pursuant to that Trading Plan do not require approval.

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

Members of Group One are not required to pre-clear Trading Plans, but they are required to provide copies of their Plans to the General Counsel.
In establishing any Trading Plan, you should carefully consider the timing of your transactions under the Trading Plan. Even though transactions executed in accordance with a Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before Corpay announces material news, and the media may not understand the nuances of trading pursuant to a Trading Plan.
VII. Sanctions for Violations of this Policy

The SEC, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading, and use sophisticated technologies to investigate suspicious activity.
A breach of the insider trading laws could expose the insider to criminal fines of up to $5,000,000 and imprisonment of up to 20 years, in addition to civil penalties (up to three times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees. Controlling persons include directors, officers and supervisors. These persons may be subject to fines of up to the greater of $1,000,000 or three times the profit realized or loss avoided by the insider. Accordingly, it is incumbent on all Corpay employees to comply with this policy and applicable securities laws and to ensure that those employees who they supervise also comply.
Inside information does not belong to any of Corpay’s individual employees, officers or directors. This information is an asset of the company. For any person to use such information for personal benefit or to disclose it to others outside of the Company violates Corpay’s Code of Ethics and Business Conduct, this policy and federal securities laws. More particularly, insider trading is a fraud against members of the investing public and against the Company. Whether or not there is any actual trading of our securities, any violation of this Policy will be grounds for discipline, up to termination of employment for cause.

VIII. Administration of this Policy
Administration by the General Counsel. The day-to-day administration of this Policy will be carried out by the General Counsel. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the General Counsel.
Reporting Violations. If you become aware of any violation of this Policy, you should report it immediately to the General Counsel.

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305

Exemptions. An individual subject to the trading windows or special blackout periods described in this Section IV may request the General Counsel to grant him or her a hardship exemption from those restrictions if he or she is not otherwise prohibited from trading under Section II. However, we anticipate that exemptions will be given very rarely and only in extreme circumstances. An individual subject to the prohibition on pledging and margin loans in Section II may request the Chair of the Governance and Nominating Committee to grant him or her an exemption from those restrictions. Any such exemption will be approved or denied in the discretion of the Chair.
Amendment of the Policy. Corpay’s senior officers reserve the right to amend this Policy from time to time in consultation with the Chair of the Governance and Nominating Committee. If they do so, we will communicate to you through normal communications channels the substance of any such changes. Please bear in mind that the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with the General Counsel, your legal and financial advisors, as needed.

3280 Peachtree Road, Suite 2400, Atlanta, GA 30305